EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Sam Brown, Inc. (media)
Stephen W. Webster	Mike Beyer
Senior Vice President, Finance and CFO	(773) 463-4211
(484) 595-1500

ADOLOR CORPORATION REPORTS

SECOND QUARTER 2008 FINANCIAL RESULTS

EXTON, PA, August 5, 2008 — Adolor Corporation (Nasdaq: ADLR) today reported financial results for the three and six months ended June 30, 2008.

For the three-month period ended June 30, 2008, the company reported net income of $7.5 million, or $0.16 per basic and diluted share, compared to a net loss of $11.6 million, or $0.25 per basic and diluted share, for the same period in 2007. For the six-month period ended June 30, 2008, the company reported a net loss of $1.6 million, or $0.03 per basic and diluted share, compared to a net loss of $24.8 million, or $0.54 per basic and diluted share, for the same period in 2007. Results for 2008 were favorably impacted by the receipt of a $20.0 million milestone payment from Glaxo Group Limited (Glaxo), which was earned upon approval of Entereg® (alvimopan) by the U. S. Food and Drug Administration (FDA) in the second quarter of 2008.

“The second quarter was highlighted by the FDA approval of Entereg for the management of postoperative ileus in bowel resection patients,” said Michael R. Dougherty, president and chief executive officer of Adolor Corporation. “We are delighted with the initial interest of the hospital community in Entereg, and the receptivity to the E.A.S.E.™ Program, with over 600 hospitals registered to date.”

Mr. Dougherty continued, “Following a productive meeting with the FDA in June, we were pleased to announce that the FDA lifted the clinical hold on the development of Entereg for opioid bowel dysfunction. We await GSK’s determination as to their continued involvement in the program. There remains a large, unmet need in treatment options for the many patients suffering from this debilitating condition.”

Contract revenues were $27.0 million and $1.8 million for the three months ended June 30, 2008 and 2007, respectively, and were $33.2 million and $3.6 million for the six months ended June 30, 2008 and 2007, respectively. The increase in contract revenues for the three-month and six-month periods ended June 30, 2008 was due primarily to the $20.0 million milestone payment upon FDA approval of Entereg and the inclusion of contract revenues from our collaboration with Pfizer, Inc.

Research and development expenses were $13.3 million and $9.9 million for the three months ended June 30, 2008 and 2007, respectively, and were $24.7 million and $21.5 million for the six months ended June 30, 2008 and 2007, respectively. The increase in expenses for the three-month and six-month periods ended June 30, 2008 was principally related to increased development and clinical trial expenses under the Delta program and other research programs.

Marketing, general and administrative expenses were $7.2 million and $5.5 million for the three months ended June 30, 2008 and 2007, respectively, and were $12.8 million and $11.3 million for the six months ended June 30, 2008 and 2007, respectively. Marketing, general and administrative expense increases were principally the result of increased expenses associated with the launch of Entereg.

As of June 30, 2008, the Company had $161.3 million in cash, cash equivalents and short-term investments.

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

This release and oral statements made with respect to information contained in this release, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that hospitals even though registered in the E.A.S.E. Program do not order ENTEREG; the risk that ENTEREG may not be a commercial success; the uncertainty of market acceptance of ENTEREG, including acceptance by hospitals, physicians, payors or the medical community; the risk that the Risk Evaluation and Mitigation Strategy or REMS, including the registration of hospitals could materially adversely affect the commercial prospects for ENTEREG or negatively impact the uptake of ENTEREG; the risks associated with government regulations relating to marketing and selling pharmaceutical products; the risk of product liability claims; the risks of reliance on third party manufacturers; the risk of competitive products; the risk that Glaxo terminates the collaboration agreement with respect to OBD; the risk that a protocol in OBD is not submitted to the FDA; the risk that clinical development of alvimopan in OBD does not continue; the risk that ENTEREG may not be approved in OBD or any indication other than the FDA approved indication in bowel resection surgery; the risk that filing targets for regulatory submissions are not met; the risk that the results of other clinical trials of Adolor’s drug products and drug product candidates, including ENTEREG, are not positive or do not support safety or efficacy; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the changing regulatory environment; risks associated with intellectual property protection for Adolor’s products and third party intellectual property; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including Glaxo, in connection with the development and commercialization of ENTEREG; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website http://www.adolor.com.

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[Financial data table follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS DATA

(Unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2008	2007	2008	2007
REVENUES
Contract revenues	$26,964,318	$1,805,619	$33,175,342	$3,626,622

OPERATING EXPENSES
Research and development	13,262,176	9,935,998	24,683,248	21,509,015
Marketing, general and administrative	7,224,664	5,524,812	12,773,194	11,342,114

Total operating expenses	20,486,840	15,460,810	37,456,442	32,851,129

Income (loss) from operations	6,477,478	(13,655,191)	(4,281,100)	(29,224,507)
Interest income and other, net	1,008,015	2,060,521	2,711,034	4,421,386

Net income (loss)	$7,485,493	$(11,594,670)	$(1,570,066)	$(24,803,121)

Basic net income (loss) per share	$0.16	$(0.25)	$(0.03)	$(0.54)

Diluted net income (loss) per share	$0.16	$(0.25)	$(0.03)	$(0.54)

			BALANCE SHEET DATA (Unaudited)
			JUNE 30, 2008	DECEMBER 31, 2007
Cash, cash equivalents and short-term investments			$161,312,665	$167,189,499
Working capital			141,366,954	147,543,363
Total assets			172,352,959	178,676,652
Total stockholders’ equity			114,119,136	112,353,478